Exhibit 99.1

Tapestry Pharmaceuticals, Inc. July 17, 2007

Forward Looking Statements Any statements in this presentation that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Such forward-looking statements include the statements regarding the potential for TPI 287 in the treatment of disease, the Company’s intention to commence additional clinical trials for TPI 287, the timing of commencement or of clinical trials for TPI 287 and that TPI 287 may be active in combination with other chemotherapeutic drugs. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include risks that clinical trials for TPI 287 will be delayed due to institutional approvals, patient recruitment, formulation and manufacturing difficulties, delays in finalizing and receiving approval of Phase 2 protocols, negotiations with regulatory agencies or other factors; and that human clinical trials may show that TPI 287 is unsafe and/or ineffective in treating cancer in humans. General implementation risks associated with development of TPI 287 include those that we are blocked or limited in the development of TPI 287 because of the intellectual property rights of third parties; that we are limited in our ability to obtain, maintain and enforce our own intellectual property; that development of TPI 287 is delayed or terminated because the costs of further development exceed its value; and that the Company’s resources will be insufficient to continue development. Additional risks, uncertainties and other factors are identified under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the Company’s reports filed from time to time with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 27, 2006 filed with the SEC on March 7, 2007 as well as an amendment thereto on Form 10-K/A filed with the SEC on April 26, 2007. The Company disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new or additional information, future events or otherwise.

TPI 287 Program Overview Preclinical Data Extremely potent activity in multiple in vitro cell lines, including tumors of the breast, colon, lung, pancreas, & prostate Greater activity (up to 3000-fold) compared to standard agents in resistant (mdr1 gene expressing) cell lines Oral bioavailability and efficacy demonstrated potential for novel scheduling, combinations and strategies Completed Phase I Program One Phase I clinical trials completed and a second nearing completion Data presented at ASCO 2007 Enrolling Phase II Plan Enrolling prostate cancer trial Initiating multiple Phase II clinical trials in 2007

Pancreatic Cancer

50 Patients after failure of gemcitabine-based therapy → **TPI 287 125 mg/m^2 q7d x 3 q28d**

TRIAL DESCRIPTION	• Open label, single arm, global multi-center trial • Dosing regimen for TPI 287: Q7 days x 3 Q28 days, with potential for dose modification • Evaluate subpopulations based on prognostic scores (e.g. tumor size, grade, baseline CA 19-9) and duration of prior gemcitabine treatment (> 4 months vs. ≤ 4 months)
PRIMARY ENDPOINT / OBJECTIVE	• Overall response rate + stable disease > 6 months
SECONDARY ENDPOINTS	• Progression-free survival, 6-month & overall survival, adverse events to treatment, time to worsening of clinical status, duration of response, safety and tolerability
TIMING	• Initiate in 2H 2007

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TAPESTRY Pharmaceuticals

Scientific Advisory Board Moshe Talpaz M.D. (Chair) Professor, Internal Medicine, Associate Director, Translational Research and Associate Chief of Hematologic Malignancies, University of Michigan Comprehensive Cancer Center Esteban Cvitkovic, M.D. Senior Medical and Scientific Consultant, AAIOncology (formely CAC). Board Member and Scientific Consultant, Access Pharmaceuticals, Inc. Chief Scientific Officer and Founder, OncoEthix. Scientific President, Fondation Nélia et Amadeo Barletta. Academic part-time practice. Susan Band Horwitz, Ph.D. Distinguished University Professor, Rose C. Falkenstein Professor of Cancer Research, and Co-Chair of the Department of Molecular Pharmacology at the Albert Einstein College of Medicine. Associate Director for Therapeutics at the Albert Einstein Cancer Center Patricia A. Pilia, Ph.D. Co-founder and Former Executive Vice President of Tapestry Pharmaceuticals, Former Assistant Professor of Pathology and Assistant Director of the Immunopathology Diagnostic and Research Laboratories in the Colleges of Medicine, Dental Medicine and Graduate Studies at the Medical University of South Carolina Marcel Roczensweig M.D. CMO GPB-Biotech. Former Sr Vice President, Strategic Planning & Portfolio Management, Pharmaceutical Research Institute, Bristol-Myers Squibb Eric K. Rowinsky, M.D. CMO, Imclone. Former Director of the Institute for Drug Development, Cancer Therapy and Research Center and Clinical Professor of Medicine at the University of Medicine at the University of Texas Health Science Center at San Antonio Daniel D. Von Hoff, M.D. Professor of Medicine, Pathology, Molecular and Cellular Biology and the Director of the Arizona Health Sciences Center’s Cancer Therapeutics Program